Exhibit 99.1
Bright Horizons announces retirement of Dr. Sara Lawrence-Lightfoot from the Board of Directors
NEWTON, MA – (NEWSROOM) – March 28, 2024 – Bright Horizons Family Solutions® Inc. (NYSE: BFAM) announced today that Dr. Sara Lawrence-Lightfoot will retire from the Board of Directors effective June 5, 2024. Dr. Lawrence-Lightfoot has served on the Board since 1993 and has enriched the organization with her deep insights and expertise in child development, teacher training, classroom cultures, family/school relationships, and curriculum development.
“It has been a great honor over the past thirty years to support Bright Horizons and its mission of providing high-quality education and care to children and families,” said Dr. Lawrence-Lightfoot. “As an educator and sociologist, my life-long mission has been to make a lasting difference in the world through education. Bright Horizons shares that mission along with a deep commitment to early educators, to professionalizing the field and to honoring the work of those who devote themselves to young children and inspiring their life-long learning.”
Board Chair David Lissy had strong praise and admiration for Dr. Lawrence-Lightfoot, “Sara has left an indelible mark on me personally and on Bright Horizons as a whole. Her grace, wisdom, experience and perspective have informed how we do our work, educate young children and support our teachers. Her focus on education and educators has helped Bright Horizons grow into what we are today. On behalf of the Board and the entire Bright Horizons family, we thank Sara for her three decades of service and invaluable guidance.”
Bright Horizons CEO Stephen Kramer added, “Sara’s impact on Bright Horizons will be ever-lasting. She has devoted her life and career to the intersection of human development and social change. She has brought that understanding to our organization through her work on our Board and her devotion to the true heroes – our educators – who are the foundation of the Bright Horizons family. It has been our great honor to have Sara’s leadership on our Board, and we are committed to ensuring her legacy continues to shine through our work for years to come.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For more than 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,050 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,450 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.